Exhibit 99.2

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG International Fortifies Strength of Leadership Team

Company Adds Communications Industry Veterans

to Board of Directors and Executive Team

ENGLEWOOD, Colo. (March 1, 2016) — CSG International (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, announces that it will add cable industry veteran Marwan Fawaz to its board of directors, and promote Ken Kennedy to executive vice president of product development.  Both leaders will begin their new roles on March 1, 2016.

CSG built a solid working relationship with Marwan Fawaz during his time as executive vice president and chief executive officer of Motorola Mobility, and as the executive vice president of strategy and operations and chief technology officer at Charter Communications, one of CSG’s longest-standing client relationships.  With more than 25 years of experience in the media, cable, telecommunications and broadband industries, Fawaz will bring a wealth of knowledge and expertise to CSG’s board of directors, developed from his time at Charter as well as executive roles at Google/Motorola Mobility, Adelphia Communications and MediaOne, among others.

”Marwan Fawaz has first-hand knowledge of the inner workings and needs of CSG’s strategic markets, and he will bring an insider’s perspective that will help CSG align to address the challenges that these dynamic industries face,” said Don Reed, chairman of CSG International’s board of directors.

Currently, Fawaz is a board member of Synacor and an advisory board member of ADT, Liberty Global and Guavus in addition to founder and principal of Sarepta Advisors, a strategic advisory and consulting group supporting the technology, media and telecommunications industries.

In addition, Ken Kennedy, CSG’s current chief technology officer and senior vice president of product management, development and operations, will become the executive vice president of product development.  His promotion is in recognition of his work to define CSG’s technology roadmap and align the company’s technical vision with its business strategy. Kennedy has managed CSG’s software development organization and has had responsibility for various aspects of developing and implementing technology initiatives related to CSG’s product offerings over the past 10 years.

“Ken’s expertise and vision has led us to develop new innovations in our solutions portfolio that enable our clients to have more agile and dynamic operations.  His promotion is an acknowledgment of the value that he brings to the future of our organization and to our clients worldwide,” said Bret Griess, president and chief executive officer of CSG International.

Prior to CSG, Kennedy was a founder and vice president of software development and professional services for Telution, a company that he helped start to deliver a new breed of operations support system (OSS) software for telecommunications companies. CSG acquired Telution in 2006.

For more information on Marwan Fawaz and Ken Kennedy, please visit our website.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Charter Communications, Comcast, DISH, Orange, Reliance, SingTel Optus, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

Contacts:

Elise Brassell

Public Relations and Social Media

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com